Exhibit 10.1

FORM OF SUPPORT SERVICES AGREEMENT

MARCHEX, INC. – ARCHEO, INC.

THIS SUPPORT SERVICES AGREEMENT (“Agreement”), with an effective date of [Date], 2013 (“Effective Date”), is entered into by and between MARCHEX, INC. (“Service Provider”), a Delaware corporation and ARCHEO, INC. (“Service Recipient”), a Delaware corporation (collectively as “Parties” and individually as “Party”).

RECITALS

WHEREAS, Service Provider has represented to Service Recipient that it has the facilities, personnel and expertise to effectively provide Support Services (as such term is defined below);

WHEREAS, Service Recipient desires Service Provider to provide such Support Services; and

WHEREAS, the Parties wish to define the scope and nature of Support Services to be undertaken by Service Provider.

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following definitions shall apply to the terms set forth below wherever they appear:

Section 1.1 Affiliate. “Affiliate” of a Party means any entity controlled by, controlling or under common control with such Party where “control” in any of the foregoing forms means ownership, either direct or indirect, of more than 50% of the equity interest entitled to vote for the election of directors or equivalent governing body. An entity shall be considered an Affiliate only so long as such entity continues to meet the foregoing definition.

Section 1.2 Direct Costs. “Direct Costs” means and includes all of Service Provider’s costs, determined under United States generally accepted accounting principles (“GAAP”), including wages, fringe benefits, employer taxes and contributions, office space, stock-based compensation (including FASB 123R expenses), equipment and materials that are specifically attributable to the Support Services provided by Service Provider under this Agreement, including allowances for the depreciation of equipment and other capital assets used in the provision of Support Services, as reported in Service Provider’s records of account, computed under GAAP, but shall not include financing expenses (which means interest income or expense, all exchange gains or losses and other financial costs), taxes based on income or extraordinary, unusual or other non-operating expenses (other than those incurred at the request of Service Recipient), including but not limited to material changes to workforce or operations.

Section 1.3 Fiscal Quarterly Close Date. “Fiscal Quarterly Close Date” means March 31, June 30, September 30 and December 31 or equivalent dates corresponding to the last day of the third, sixth, ninth and twelfth months of Service Provider’s fiscal year.

Section 1.4 Fiscal Year. “Fiscal Year” shall mean each Party’s fiscal year.

Section 1.5 Indirect Costs. “Indirect Costs” means that portion of Service Provider’s general and administrative expenses that are specifically allocated to the Support Services under this Agreement under any reasonable method agreed to by the Parties.

Section 1.6 Representative(s). “Representative(s)” means and includes any and all employees, managers, officers, directors, partners, consultants, independent contractors, licensees, successors, assigns and agents of either Party.

Section 1.7 Support Services. “Support Services” means the services provided by Service Provider to Service Recipient as described in Article 3.

Section 1.8 Support Services Costs. “Support Services Costs” means the sum of Direct Costs and Indirect Costs incurred in the performance of Support Services under the terms of this Agreement.

Section 1.9 Third Party. “Third Party” means and includes any individual, corporation, trust, estate, partnership, joint venture, company, association, league, governmental bureau or agency, or any other entity regardless of the type or nature, which is not a Party or an Affiliate.

ARTICLE 2

AGREEMENT TO PROVIDE SUPPORT SERVICES

Section 2.1 Provision of Support Services. Upon request by Service Recipient, Service Provider shall perform Support Services for the benefit of Service Recipient pursuant to the terms and conditions set forth herein.

(a) Service Provider shall determine the corporate facilities to be used in rendering the Support Services and the individuals who will render such Support Services.

(b) Nothing herein shall be deemed to restrict Service Provider or its directors, officers or employees from engaging in any business or from contracting with Third Parties or other parties for similar or different services.

Section 2.2 Progress Reports. Service Provider shall, upon request and based on its actual knowledge thereof, provide reasonably prompt notice to Service Recipient of the status and progress of Support Services being provided under this Agreement.

ARTICLE 3

SUPPORT SERVICES

Section 3.1 Support Services. The Support Services to be covered in this Agreement shall include, but not be limited to:

(a) information technology, human resources, accounting and legal and collocation (internet and call serving) facilities support, to the extent not covered in a separate agreement between or among the Parties;

(b) such other general and administrative services that Service Recipient may need from time to time.

Section 3.2 Legal Title. Legal title to any work product (“Work Product”) resulting from the Support Services shall be vested in Service Recipient, to exploit fully or assign anywhere in the world. Work Product may include, among others, reports, memoranda, compilations, presentations and e-mails. All Work Product shall constitute Confidential Information (as defined in Article 5).

Section 3.3 Assignment of Rights. To the extent as may be required or appropriate to establish legal title to the Work Product to Service Recipient, Service Provider hereby irrevocably assigns all its rights, title and interest to the Work Product to Service Recipient and will execute and provide to Service Recipient documents and instruments of conveyance respecting the Work Product as may be appropriate to perfect Service Recipient’s title thereto. The absence of such written documentation shall not limit the rights of Service Recipient in the Work Product. To the extent any of the rights, title and interest in and to the Work Product cannot be assigned by Service Provider to Service Recipient, Service Provider hereby grants to Service Recipient under the arm’s length standard an exclusive, royalty-free, transferable, perpetual, irrevocable, unrestricted, worldwide license (with rights to sublicense through one or more tiers of sublicensees) under such non-assignable Work Product. To the extent any of the Work Product can be neither assigned nor licensed by Service Provider to Service Recipient, Service Provider hereby irrevocably waives and agrees never to assert its rights in any such non-assignable and non-licensable Work Product against Service Recipient, Service Recipient’s Affiliates, Service Recipient’s licensees or Service Recipient’s successors, or its and their respective customers.

Section 3.4 General Conduct. Service Provider shall use reasonable efforts to provide Support Services for Service Recipient. Service Provider agrees that it shall at all times adhere to the instructions, requests and policies of Service Recipient regarding any activities relating to the performance of Support Services under this Agreement. Service Provider shall conduct its activities under this Agreement in a lawful manner and in accordance with the highest standards of fair trade, fair competition and business ethics and shall cause all of its Representatives to do the same.

Section 3.5 Personnel and Facilities. Service Provider represents and warrants that it shall occupy and maintain personnel and facilities adequate to provide Support Services and perform its other obligations under this Agreement. Service Provider shall retain and have at its disposal at all times an adequate staff of trained and qualified personnel to perform its obligations under this Agreement.

Section 3.6 Independent Service Provider Relationship. The relationship of the Parties established by this Agreement is that of independent service providers, and nothing in this Agreement shall be construed: (a) to give either Party the right or power to direct or control the daily activities of the other Party; (b) to constitute the Parties as principal and agent, employer and employee, partners, joint venturers, co-owners or otherwise as participants in a joint undertaking or (c) to allow either Party to (i) create or assume any obligation on behalf of the other Party for any purpose whatsoever or (ii) represent to any person that such Party has any right or power to enter into any binding obligation on the other Party’s behalf.

ARTICLE 4

COMPENSATION

Section 4.1 Compensation of Service Provider. As compensation for the Support Services provided under the terms of this Agreement, Service Recipient shall pay Service Provider a fee (“Support Services Fee”) as detailed in Exhibit A. The Parties shall periodically review such Support Services Fee and adjust it as necessary to ensure that it continues to satisfy arm’s length principles.

Section 4.2 Quarterly Report and Invoice. Upon request, for each of Service Provider’s Fiscal Quarter Close Dates, Service Provider shall issue Service Recipient an invoice listing the Services Costs that Service Provider has incurred pursuant to this Agreement during such Fiscal Quarter (“Quarterly Invoice”), or more frequently as needed. Each Quarterly Invoice shall be provided no later than the thirtieth (30th) day following the end of each Fiscal Quarter Close Date, and shall include a listing of the Services Costs incurred by Service Provider.

Section 4.3 Reasonableness of Expenses. All costs and expenses reported by Service Provider to Service Recipient pursuant to this Agreement shall be reasonable and necessary costs and expenses incurred by Service Provider in the performance of Support Services under this Agreement.

Section 4.4 Payment. Service Recipient shall pay the Support Services Fee payable under this Article 4 within forty-five (45) days of receipt of the Quarterly Invoice from Service Provider or, if a Quarterly Invoice is not furnished within forty-five (45) days of the respective Fiscal Quarter Close Date, an amount equal to the Service Fee for the prior quarter. Payment shall be made by Service Recipient in the form of a bank draft, wire transfer or other form of payment as may be determined by mutual agreement of the Parties. Unpaid fees shall bear interest based upon the short-term U.S. Applicable Federal Rate (published monthly by the Internal Revenue Service).

Section 4.5 Examination of Books and Records. Service Provider shall keep accurate books and records with respect to the Support Service Costs, and Service Recipient shall be permitted to inspect such books and records with respect to such Support Services Costs upon providing ten (10) days advance written notice.

Section 4.6 Purchased Materials and Third Party Costs. If a Service Provider acquires materials to perform services on behalf of Service Recipient pursuant to this Agreement, such cost of materials shall be included as a Direct Cost under Section 1.2. As between the Parties, the payment terms specified in Section 4.4 above shall apply irrespective of the payment terms or arrangements between Service Provider and the Third Party. If a Service Provider engages a Third Party to perform services on behalf of Service Recipient, Service Recipient shall reimburse Service Provider at cost for the costs of hiring such Third Party.

Section 4.7 Netting as Payment. At the sole discretion of Service Recipient, netting of any amount payable under this Agreement as against existing accounts payable and accounts receivable shall be acceptable payment, effective as of the date of the netting on the books of Service Provider and Service Recipient.

Section 4.8 True-up. Within sixty (60) days of completion by Service Provider of its audited year-end financial statements, if Service Provider determines that the aggregate Support Services Fee paid by Service Recipient for the previous year either overstates or understates the proper amount as determined by the year-end audit, Service Provider shall invoice or credit, as the case may be, Service Recipient for the amount of such variance, or the excess Support Services Fee shall be netted as provided in Section 4.7.

Section 4.9 Year-End Settlement. Within sixty (60) days of completion by Service Provider of its audited year-end financial statements, if Service Provider determines that the aggregate Service Fees paid by Service Recipient for the previous year either overstates or understates the proper amount as determined by the year-end audit, Service Provider shall invoice or credit, as the case may be, Service Recipient for the amount of such variance.

ARTICLE 5

CONFIDENTIAL INFORMATION

Section 5.1 Definition of Confidential Information. The Parties acknowledge that, from time to time, one Party (the “Discloser”) may disclose to the other Party (the “Recipient”) information: (a) which is marked with “confidential” or a similar legend; (b) which is described orally and designated as confidential or (c) which would, under the circumstances, be understood by a reasonable person to be confidential (“Confidential Information”). Any unmarked or oral information between employees of the Parties discussing Confidential Information will be Confidential Information by default whether or not declared confidential and whether or not it is subsequently described in writing. Upon subsequent disclosure of previously disclosed Confidential Information to Recipient by Discloser, the information will remain Confidential Information even if not identified as confidential information at the subsequent disclosure.

Section 5.2 Confidentiality Obligations. Recipient shall retain such Confidential Information in confidence, and shall not disclose it to any Third Party or use it for other than the purposes of this Agreement without Discloser’s prior written consent. Recipient may disclose such Confidential Information to any other Party, provided such other Party has a need to know it for the purposes of this Agreement and is bound under confidentiality obligations at least as stringent as those of this Section 5.2 with respect to such Confidential Information. Each Party shall use at least the same procedures and degree of care with respect to such Confidential Information which it uses to protect its own confidential information of like importance, and in no event less than reasonable care. Recipient will immediately give written notice to Discloser of any unauthorized use or disclosure of Discloser’s Confidential Information, and Recipient will assist Discloser in remedying such unauthorized use or disclosure.

Section 5.3 Period of Confidentiality Obligations. With respect to each item of Confidential Information, other than source code, disclosed under this Agreement, the provisions of this Article 5 shall apply for a period of five (5) years from the date of first receipt by Recipient of such item of Confidential Information. With respect to any source code, in whole or in part, disclosed under this Agreement, the provisions of this Article 5 shall remain in effect until such time as Recipient can demonstrate, using only legally admissible evidence, that such source code is publicly known or was made generally available through no action or inaction of Recipient.

Section 5.4 Compelled Disclosure. In the event that Recipient or any of its Affiliates or Representatives is requested or required (by oral questions, interrogatories requests for information or documents in legal proceedings, subpoenas, civil investigative demands or other similar processes) to disclose any of Discloser’s Confidential Information, Recipient shall provide Discloser with prompt written notice of any such request or requirement sufficiently timely to allow Discloser adequate time to seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.

Section 5.5 Third Party Contracts. Prior to Recipient’s disclosure of any of Discloser’s Confidential Information to any Third Party, Recipient must require the Third Party to enter into a nondisclosure agreement (“NDA”) provided by Discloser. The NDA will take precedence over the Third Party agreement.

Section 5.6 Ownership of Materials. Each Recipient agrees that all Confidential Information received is and will remain the property of Discloser and shall not be copied or reproduced without the express permission of Discloser, except for such copies as may be reasonably necessary in order to accomplish the purpose of this Agreement. Upon written request of Discloser, Recipient shall immediately discontinue use of all Confidential Information of Discloser and shall, at Discloser’s option, either destroy or return to Discloser all hard copies in its possession of such Confidential Information and any derivatives thereof (including all hard copies of any translation, modification, compilation, abridgement or other form in which the Confidential Information has been recast, transformed or adapted), and to delete all online electronic copies thereof; provided, however, that Recipient may retain one (1) archival copy of the Confidential Information, which shall be used only in case of a dispute concerning this Agreement. Notwithstanding the foregoing, neither Party shall be required to destroy or alter any computer-based back-up files generated in the normal course of its business, provided that such files are maintained confidential in accordance with the terms of this Agreement for the full period provided for in Section 5.3.

Section 5.7 Exceptions to Confidentiality Obligations. Confidential Information will not include information to the extent that such information:

(a) was generally available to the public at the time of its disclosure to Recipient hereunder;

(b) became generally available to the public after its disclosure other than through an act or omission of Recipient in breach of this Agreement; or

(c) was subsequently lawfully and independently disclosed to Recipient by a person, other than Discloser, without an obligation of confidentiality.

In the event that Recipient intends to disclose to a Third Party any of Discloser’s Confidential Information under the exceptions (a), (b) or (c) above, Recipient must first obtain Discloser’s written permission to do so, which approval will be at Discloser’s sole discretion.

Section 5.8 Equitable Remedies. Since unauthorized use or disclosure of Discloser’s Confidential Information will diminish the value to Discloser of its proprietary interests in the Confidential Information, if Recipient breaches any of its obligations under this Article 5, Discloser shall be entitled to equitable relief to protect its interests therein, including, but not limited to, injunctive relief, as well as money damages.

Section 5.9 Confidentiality Obligations Survival. With respect to each item of Confidential Information, transferred under this Agreement, the provisions of this Article 5 shall remain in effect until such time as Recipient can demonstrate, using only legally admissible evidence, that such item of Confidential Information is publicly known or was made generally available through no action or inaction of Recipient.

ARTICLE 6

INDEMNIFICATION AND LIABILITY LIMITATIONS

Section 6.1 General Indemnity. Service Provider shall hold Service Recipient harmless and shall defend and indemnify Service Recipient from and against any loss, cost or expense, including reasonable attorney fees, with respect to any Third Party claim arising out of any act or omission of Service Provider in connection with the performance of its duties under this Agreement.

Section 6.2 Limitation on Damages. In no event will Service Provider have any liability to Service Recipient for any indirect, incidental, special or consequential damages arising out of or related to this Agreement, however caused and on any theory of liability, whether for breach of contract, tort or otherwise, including, but not limited to, loss of anticipated profits, loss of data or loss of use, even if Service Provider has been advised of the possibility of such damages.

Section 6.3 No Warranty. The Support Services and information are provided “as is”. Service Provider makes no express or implied representations, warranties or guarantees relating to the Support Services or the quality or results of the Support Services to be performed under this Agreement and expressly disclaims all such representations, warranties and guarantees, including, without limitation, any implied warranties of merchantability, non-infringement and fitness for a particular purpose.

Section 6.4 Reasonable Efforts. Notwithstanding and without limitation of the provisions of Section 6.3, Service Provider will use reasonable efforts to make the Support Services available with substantially the same degree of care as it employs in performing similar activities for its own operations. Service Provider shall not be liable to Service Recipient for any loss, damage or expense that may result therefrom or from any change in the manner in which Service Provider renders the Support Services so long as Service Provider deems such change necessary or desirable in the conduct of its own operations. Under no circumstance shall Service Provider be liable to Service Recipient for any consequences, damages or liabilities arising from or related to any failure or delay by Service Provider in performing any of Service Provider’s obligations under this Agreement other than for damages arising from Service Provider’s willful or reckless misconduct.

Section 6.5 Officers and Employees. Officers and employees of Service Provider who provide Support Services to Service Recipient shall not be liable to Service Recipient for any claims, damages or expenses relating to the Support Services provided pursuant to this Agreement and Service Recipient shall have the ultimate responsibility for all Support Services provided herein.

ARTICLE 7

TERM AND TERMINATION

Section 7.1 Term. This Agreement shall enter into effect on the Effective Date and shall remain in full force and effect for one (1) year unless extended by a written agreement between the Parties or unless terminated in accordance with this Article 7.

Section 7.2 Termination for Convenience. This Agreement may be terminated by either Party for any reason or no reason by giving the other Party sixty (60) days prior written notice of such termination.

Section 7.3 Termination for Cause. This Agreement may be terminated by any Party with respect to the other Party (“Breaching Party”), if Breaching Party is in material breach of this Agreement and fails to cure such breach within thirty (30) days following receipt of notice of such breach.

Section 7.4 Rights and Obligations Upon Termination. Upon termination of this Agreement for any reason whatsoever, Service Provider shall immediately cease all activities related to the provision of Support Services as provided under this Agreement and, within thirty (30) days of termination and at the option of Service Recipient, comply with the provisions of Section 5.6.

Section 7.5 Final Payment. Upon any termination pursuant to Section 7.2 or Section 7.3, the date of termination shall be treated as the final “Fiscal Quarterly Close Date”. Service Provider shall prepare a final Quarterly Report to serve as the final Quarterly Invoice. Service Recipient shall pay the final Quarterly Invoice within thirty (30) days thereafter in accordance with Section 4.4.

Section 7.6 Waiver of Termination Compensation. Upon termination of this Agreement, Service Recipient shall not be liable for, and Service Provider hereby waives, all rights to compensation and all claims of any kind whether on account of the loss by Service Provider of present or prospective profits, anticipated orders, expenditures, investments or commitments made in connection with this Agreement or goodwill created or on account of any other cause whatsoever.

Section 7.7 Survival. In the event of the termination of this Agreement for any reason whatsoever, Article 1, Article 4, Article 5, Article 6, Article 8, Article 9, Section 3.2, Section 3.3, Section 7.4, Section 7.5, Section 7.6 and this Section 7.7 of this Agreement shall survive for as long as necessary to effectuate their purposes and shall bind the Parties, their Affiliates and their Representatives.

ARTICLE 8

ENFORCEMENT OF AGREEMENT

Section 8.1 Governing Law and Jurisdiction. Any questions, claims, disputes or litigation concerning or arising from the Agreement shall be governed by the laws of the State of Delaware (as it applies to an agreement between Delaware residents). The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing Service Recipient’s principal place of business.

Section 8.2 Litigation. A Party may not bring a lawsuit or other action upon a cause of action under this Agreement more than one year after the occurrence of the event giving rise to the cause of action.

Section 8.3 Remedies Cumulative. A Party’s remedies under this Agreement are cumulative and shall not exclude any other remedy to which the Party may be entitled. Termination of this Agreement by a Party shall not adversely affect or impair such Party’s right to pursue any other remedy including, without limitation, the right to recover damages for all harm suffered as a result of the other Party’s breach or default.

Section 8.4 Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties shall use good faith efforts to negotiate a substitute, valid and enforceable provision or agreement that most nearly affects the Parties’ intent in entering into this Agreement.

Section 8.5 Waiver. Any waiver of the provisions of this Agreement or of a Party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed and will not be deemed to be a waiver of such Party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action. Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the Parties.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1 Amendments and Supplements. This Agreement may be amended or supplemented by additional written agreements, sections or certificates, as may be mutually determined in writing by the Parties from time to time to be necessary, appropriate or desirable to further the purpose hereof, to clarify the intention of the Parties, or to add to or modify the covenants, terms or conditions hereof or thereof.

Section 9.2 Assignment. Neither Party may assign this Agreement, its rights or responsibilities hereunder without the prior written authorization of the other Party. Any assignment in derogation of the foregoing shall be void.

Section 9.3 Attorney Fees. Subject to the limitation set forth in Section 6.2, the prevailing Party shall be entitled to recover from the losing Party the prevailing Party’s attorney fees and costs incurred in any lawsuit or other action with respect to any claim arising from the facts or obligations set forth in this Agreement.

Section 9.4 Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on a Saturday, Sunday or any public or legal holiday, whether local or national, the person having such privilege or duty shall have until midnight local time on the next succeeding business day to exercise such privilege, or to discharge such duty.

Section 9.5 Counterparts. This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, each of which when so executed shall be an original, but all counterparts shall together constitute one and the same document.

Section 9.6 Disclosure in Compliance with Applicable Laws. Notwithstanding any other statement in this Agreement, the Parties may disclose this Agreement and/or its terms and conditions to the extent that such disclosure is necessary to comply with federal and state securities and other applicable laws. Without limiting the generality of this Section 9.6, each Party shall obtain and shall maintain in full force and effect throughout the continuance of this Agreement all licenses, permits, authorizations, approvals, government filings and registrations necessary or appropriate for the exercise of its rights and the performance of its obligations hereunder and shall provide copies of all such documents to the other Party at its request.

Section 9.7 Entire Agreement. This Agreement (including its exhibits and any amendments) contains the entire agreement of the Parties with respect to the subject matter of this Agreement, except for agreements referenced in this Agreement, and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect to the subject matter hereof.

Section 9.8 Force Majeure. Neither Party will be liable to the other Party for failure or delay in the performance of any obligations under this Agreement for the time and to the extent such failure or delay is caused by reasons of acts of God or other cause beyond its reasonable control; provided, however, that should a force majeure event continue to affect a Party for longer than one year, the other Party may terminate this Agreement effective upon written notice.

Section 9.9 Headings. The headings in this Agreement are for convenience only and will not be construed to affect the meaning of any provision of this Agreement. Any use of “including” shall also be deemed to mean “including without limitation”.

Section 9.10 Mutual Drafting. This Agreement is the joint product of the Parties hereto and their respective counsel, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such Parties and counsel, and shall not be construed for or against either Party hereto on the basis of authorship thereof.

Section 9.11 Notices. Any notice required or permitted to be given under this Agreement shall be given to the other Party in writing and delivered by overnight courier, signature of receipt required, and shall be deemed delivered upon written confirmation of delivery by the courier, if sent to the following respective addresses or such new addresses as may from time to time be supplied hereunder.

If to Service Recipient:	Archeo, Inc.
520 Pike Street, Suite 2000 Seattle, WA 98101 Chief Financial Officer

If to Service Provider:	Marchex, Inc.
520 Pike Street, Suite 2000 Seattle, WA 98101 Chief Financial Officer

Section 9.12 Sufficiency of Consideration. The Parties jointly and severally represent, warrant and covenant that each has received full and sufficient consideration for all assignments, licenses and other grants made, and obligations undertaken, in this Agreement.

Section 9.13 Taxes. Each Party hereto shall be responsible for any and all taxes levied as a result of the performance of each Party’s respective activities under this Agreement.

By their signatures, the authorized Representatives of the Parties acknowledge the Parties’ acceptance of this Agreement:

MARCHEX, INC.	ARCHEO, INC.

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT A

SUPPORT SERVICES FEE

Pursuant to Article 4, the compensation markup on qualifying Support Services shall be the amount of Support Services Costs, plus a markup of five percent (5%).